EGÉSZSÉGUGYI

ENGEDÉLYEZÉSI ÉS KOZIGAZGATÁSI HIVATAL

ORVOSTECHNIKAI IGAZGATÓSÁG

Authority for Medical Devices of the Office for Authorisation and Administrative Procedures

Budapest V., Akadiémia u. 3.

Tárgy: Igazolás (Certificate)

Telefon: 302-5060

Eloadó: Nádor Csabáné

Telefax: 269-1255

Levéleím: 1245 Budapest, Pf.987

Internet: http://amd.eszcsm.hu, E-mail:amd@eszcsm.hu

Reference Number: 3721/2004

Scantek Medical Hungry Kft.

1143 Budapest, Stefánia út 16.

On the basis of Article 10(3) of decree 47/1999. (X.6.) EuM (further on Decree) on medical devices, that is harmonized with the Directive 93/42/EEC, this is to certify that notification according to provisions in Article 10 (1) of the Decree has been done for the undermentioned devices.

Your registration has been recorded based on your declaration that you have determined that the device(s) fall within the definition of “medical device”, and that you have classified it/them as falling within the Decree taking into account the intended purpose(s) and mode(s) of action. In accepting your registration, I should make clear that the Competent Authority does not examine each individual notification and therefore cannot and does not necessarily endorse these determinations. Neither does this letter represent any form of accreditation or approval by the Hungarian Competent Authority.

Category of the device according to ISO 15225:2000:

Single Use Devices

Name of the Devices:

BREAST CARE Breast Abnormality Indicator

BREAST ALERT Breast Cancer Indicator

Manufacturer:

Scantek Medical, Inc.

Code of Manufacturer:

US/84-1090126

Authorised Representative:

Scantek Medical Hungary Kft.

Code of the authorized representative:

HU/13334260-2-42

The Decree contains regulations compatible with the Council Directive 93/42/ECC concerning medical devices as well as the Council Directive 90/385/ECC on active implantable medical devices.

Budapest, 2004. November 4.

Raduj László

Elnok-helyettes